Lipman Electronic Engineering Ltd.

March 7, 2006

Dear Shareholder,

Re: Proxy Statement — Annual General Meeting of Shareholders

You are cordially invited to attend the Annual General Meeting of Shareholders (the ‘‘Meeting’’) of Lipman Electronic Engineering Ltd. to be held at Lipman's executive offices at 11 Haamal Street, Rosh Haayin Israel, on March 27, 2006, at 5:00 p.m. local time, for the following purposes:

(i) To elect the following persons to serve as directors until the next Annual General Meeting of Shareholders: Jacob Perry, Meir Shamir, Ishay Davidi, Aharon Lipman, Rami Lipman, Mordechai Gorfung, Jonathan Kaplan and David Rubner;

(ii) To elect each of Linda Harnevo and Izhak Davidi as outside directors for an additional period of three years commencing at the end of their present term on April 1, 2006;

(iii) To appoint Kost Forer Gabbay & Kasierer (a member firm of Ernst & Young Global) as Lipman's independent auditors for the year ending December 31, 2006 and authorize the Board of Directors (or the Audit Committee of the Board of Directors, if authorized by the Board) to determine the auditors’ compensation;

(iv) To approve an amendment to the management services agreement with Perry Jacob Management Services Limited, a company controlled by Jacob Perry, the Chairman of our Board;

(v) To approve our 2006 Share Incentive Plan; and

(vi) To receive and discuss Lipman’s audited financial statements for the year ended December 31, 2005.

Lipman's Board of Directors recommends a vote FOR approval of each of items (i) to (v) above. Item (vi) does not require shareholder approval, as Lipman’s audited financial statements were approved by our Board of Directors.

We look forward to greeting personally those shareholders who are able to be present at the meeting. However, whether or not you plan to attend in person, it is important that your shares be represented. Accordingly, please sign and date the enclosed Proxy Card and then, at your earliest convenience, mail it in the envelope provided.

Thank you for your cooperation.

Sincerely,
Jacob Perry Chairman of the Board